Capital Alliance Income Trust Reports Third Quarter 2007 Financial Results

SAN FRANCISCO, CA -- 11/14/2007 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty mortgage investor organized as a real estate investment trust ("REIT"), filed its 10-QSB on November 14, 2007, reporting a net loss of $764,368 (($2.01) basic and diluted per share) for the three months ended September 30, 2007 as compared to net income of $20,772 ($0.05 basic and diluted per share) for the like period in 2006. CAIT also reported a net loss of $1,037,328 (($2.73) basic and diluted per share) for the nine months ended September 30, 2007 as compared to a net loss of $353,260 (($0.93) basic and diluted per share) for the like periods in 2006. Revenues were reported as $252,494 for the three months ended September 30, 2007, and $902,775 for the nine month period ended September 30, 2007, as compared to $541,022 and $2,057,983 for like periods in 2006.

Operations

CAIT's 2007 revenues are lower than 2006 revenues due to the suspension of loan origination and mortgage banking activities. During the first quarter of 2006, CAIT announced the suspension of its mortgage banking activities and during the second quarter of 2006, ceased new loan originations on account of the disproportionate risks involved in loan originations and secondary market sales. This quarter's loss is primarily attributable to increased loan loss reserve accruals on portfolio loans. As of September 30, 2007, CAIT's loan loss reserve accrual was $1,070,000 or approximately 9.6% of its mortgage notes receivable balance. As of September 30, 2006, CAIT's loan loss reserve accrual was $355,000 or approximately 2.0% of its mortgage notes receivable balance. The continuing acceleration of residential mortgage delinquencies and the continuing decline of home values may prospectively require additional loan loss reserve expenses.

The Board of Directors also announced the omission of a quarterly common or preferred share dividend.

Strategy

Management continues to focus on efficient asset management as the strategic alternative to the distressed sale of non-performing assets at depressed valuations. In the current operating environment, management believes the discounted purchase of performing whole loans in the secondary market is more cost-effective and will provide superior shareholder returns than the internal origination of new mortgage investments. For the nine months ended September 30, 2007, CAIT's loan acquisition criteria, designed to balance risk and reward, have not yet justified the opportunistic acquisition of whole loans or mortgage securities.

Since year end 2006, CAIT has reduced its mortgage portfolio balance through loan repayments and foreclosures. Loan repayments are being applied to reduce debt and increase liquidity. As of September 30, 2007, CAIT's debt to equity ratio was 0.38. Richard Wrensen, CAIT's President and Chief Executive Officer, observed that, "Our preemptive decision to suspend mortgage banking activities, to reduce debt financing, and to focus on asset management has limited 2007's losses. However, the portfolio is not immune to market conditions and if market conditions continue to decline, our mortgage portfolio may continue to realize additional non-performing assets."

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT, which has primarily invested in high yielding mortgage loans located in California. Historically, only residential loans with a combined loan-to-value of 75% or less are accepted for CAIT's mortgage investment portfolio. CAIT is examining strategic changes to its investment business model and investment policies to restore profitability and enhance shareholder value.

Forward-Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the SEC, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 288-9595
IR@caitreit.com
www.caitreit.com